AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CELSIA TECHNOLOGIES, INC.

(Pursuant to Sections 78.390 and 78.403 of the
General Corporation Law of the State of Nevada)

Celsia Technologies, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of Nevada (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Celsia Technologies, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on December 23, 1999 under the name KNETX Skates Corporation.

2. That (i) on June 9, 2000, the corporation’s name was changed to Cedar Mountain Distributors, Inc., (ii) on July 8, 2005, the corporation’s name was changed to iCurie, Inc. and (iii) on September 14, 2006, the corporation’s name was changed to Celsia Technologies, Inc.

3. That the Board of Directors duly adopted resolutions proposing to amend and restate the Articles of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Articles of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Celsia Technologies, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Nevada is 502 E. John Street, in the City of Carson City. The name of its registered agent at such address is CSC Services of Nevada, Inc.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 500,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”) and (ii) 100,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation. Unless otherwise indicated, references to “Sections” or “Subsections” in this Article refer to sections and subsections of this Article Fourth.

A.	COMMON STOCK.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein and as may be designated by resolution of the Board of Directors with respect to any series of Preferred Stock as authorized herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Articles of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Articles of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting.

B.	PREFERRED STOCK.

1. Issuance and Reissuance.

Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of any series of Preferred Stock.

2. Blank Check Preferred.

Subject to any vote expressly required by the Articles of Incorporation, authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law. Without limiting the generality of the foregoing, and subject to the rights of any series of Preferred Stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.

C.	SERIES A PREFERRED STOCK.

30,000,000 shares of the authorized Preferred Stock of the Corporation have previously been designated “Series A Preferred Stock” (the “Series A Preferred Stock”). The rights, preferences, powers, privileges, restrictions, qualifications and limitations of the Series A Preferred Stock are as follows:

1. Rank. The Series A Preferred Stock shall, with respect to rights of liquidation, winding up and dissolution, rank senior to the Common Stock, Series B Preferred Stock and any subsequent class or series of capital stock which by its terms rank junior to the Series A Preferred Stock.

2. Dividends.

(a) The respective holders of Series A Preferred Stock shall be entitled to receive, as, when and if declared by the Board of Directors of the Corporation, but only out of funds legally available therefor, cumulative, compounding cash dividends at the dividend rate of two percent (2%) per annum of the Original Issue Price per share of Series A Preferred Stock, commencing on the date of these Amended and Restated Articles of Incorporation (and no dividends shall be payable for any period prior to the date of these Amended and Restated Articles of Incorporation). The Original Issue Price of Series A Preferred Stock is $0.88. The Original Issue Price shall be adjusted proportionately in the event the shares of Series A Preferred Stock are subdivided into a greater number or combined into a lesser number, and in the event of any dividend on Series A Preferred Stock, paid in shares of Series A Preferred Stock. In the sole discretion of the Corporation, dividends on the Series A Preferred Stock may be paid in shares of Common Stock (valued at the VWAP as of the date such dividend is declared by the Corporation), provided that dividends may only be paid in Common Stock to the extent that such Common Stock is registered for resale under an effective registration statement at the time such dividend is paid. No dividends may be paid on the Common Stock unless all unpaid cumulative dividends on the Series A Preferred Stock are paid. For purposes of this Section C.2, (i) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for the nearest preceding Trading Day on the Trading Market on which the Common Stock is then listed or quoted; (b)  if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by the good faith determination of the Board of Directors of the Company, (ii) “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the

American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board and (iii) “Trading Day” means a day on which the New York Stock Exchange is open for trading.

(b) In the event any dividend or other distribution payable in cash or other property is declared on the Common Stock, each holder of Series A Preferred Stock on the record date for such dividend or distribution shall be entitled to receive on the date of payment or distribution of such dividend or other distribution the same cash or other property which such holder would have received on such record date if such holder were the holder of record of the number (including any fraction) of shares of Common Stock into which the shares of Series A Preferred Stock then held by such holder are then convertible.

3. Liquidation Rights.

(a) The term “Liquidation Event” shall mean (i) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or (ii) the merger or consolidation of the Corporation with or into another corporation (except if the Corporation is the surviving entity) or other similar transaction or series of related transactions in which fifty percent (50%) or more of the voting power of the stockholders of the Corporation is sold, transferred or otherwise disposed, or all or substantially all of the assets of the Corporation are sold, transferred or otherwise disposed of, to any one or more entities in which the stockholders of the Corporation immediately prior to such transaction do not own a majority of the voting power of each such entity immediately following such transaction; provided that an event described in clause (ii) above shall not be treated as a Liquidation Event if a majority in interest of holders of the Series A Preferred Stock elect not to treat such event as a Liquidation Event.

(b) Upon the occurrence of a Liquidation Event, before any distribution of assets shall be made to the holders of Common Stock or any other capital stock of the Corporation ranking junior to the Series A Preferred Stock with respect to liquidation, winding up and dissolution, the holder of each share of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (the “Available Assets”) an amount equal to the Original Issue Price plus all accrued but unpaid Dividends due and payable on such share up to the date of distribution of the assets of the Corporation (the “Liquidation Preference”).

(c) After payment of the Liquidation Preference, the assets of the Corporation legally available for distribution (or the consideration received in such transaction), if any, shall be distributed to the holders of the Series B Preferred Stock, Common Stock and any subsequent class of series of capital stock ranking junior to the Series A Preferred Stock, in accordance with the terms thereof.

(d) If, upon the occurrence of any Liquidation Event, the Available Assets shall be insufficient to pay the holders of shares of Series A Preferred Stock the full Liquidation Preference, the holders of shares of Series A Preferred Stock shall receive the entire remaining assets and funds of the Corporation legally available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The amount deemed distributed for purposes of determining the Liquidation Preference from the holders of shares of Series A Preferred Stock upon any such transaction deemed to be a Liquidation Event shall be the cash or the value of the property rights or securities distributed to such holders by the acquiring person, firm or entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors.

(e) Written notice of the occurrence of a Liquidation Event, stating a payment date, the Liquidation Amount and the place where said Liquidation Amount shall be payable, shall be delivered in person or by nationally recognized overnight courier not less than seven calendar days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown in the records of the Corporation.

4. Conversion.

(a) Terms of Conversion.

(i) Optional Conversion. The holder of each share of Series A Preferred Stock shall have the right (the “Conversion Right”), at such holder’s option, to convert such share at any time, without cost and otherwise on the terms of this Section C.4, into the number of fully paid and non-assessable shares of Common Stock that results from dividing the Conversion Price into the Original Issue Price plus any accrued and unpaid dividends. The initial Conversion Price is $0.88 for the Series A Preferred Stock, resulting in an initial conversion ratio of 1:1. The Conversion Price of each share of Series A Preferred Stock shall be subject to adjustment from time to time as provided in this Section C.4.

(ii) Mandatory Conversion. Each share of Series A Preferred Stock shall be automatically converted, without cost, on the terms of this Section C.4, into the number of shares of Common Stock into which such share of Series A Preferred Stock would be convertible under Section C.4(a)(i) upon the first to occur of the following (each a “Conversion Event”): (A) the holders of at least a majority of the outstanding shares of Series A Preferred Stock consent to such conversion; (B) the Corporation shall have issued equity securities of the Corporation or any subsidiary for total, aggregate consideration of $50 million subsequent to July 11, 2005 (the “Original Issue Date”), the Corporation’s Common Stock trades or is quoted on an exchange or over the counter quotation service at a price per share equal to $0.38 or more (subject to adjustment to reflect any Common Stock splits, reverse splits or distributions of Common Stock payable to all holders of Common Stock) and the shares of Common Stock issued in exchange for each share of Series A Preferred Stock are registered for resale at the time of conversion under an effective registration statement; or (C) the Corporation’s Common Stock trades or is quoted on an exchange or over the counter quotation service at a price per share equal to $0.75 or more (subject to adjustment to reflect any Common Stock splits, reverse splits or distributions of Common Stock payable to all holders of Common Stock) for twenty (20) consecutive trading days and such shares are traded at an average daily dollar volume of $200,000 (average share price times the average volume) during the same twenty (20) day trading period and the shares of Common Stock are registered for resale at the time of conversion under an effective registration statement.

(b) Mechanics of Conversion.

(i) Optional Conversion. A holder of any share of Series A Preferred Stock may exercise the Conversion Right of such share by surrendering the certificate therefor, duly endorsed, at the office of the Corporation or of any transfer agent for Series A Preferred Stock, together with a written notice to the Corporation which shall state:

(A) that such holder elects to convert the same,

(B) the number of shares of Series A Preferred Stock being converted, and

(C) the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.

Thereupon the Corporation or its duly authorized transfer or other agent shall promptly issue and deliver to the holder of such shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. If the certificate evidencing Series A Preferred Stock being converted shall also evidence shares of Series A Preferred Stock not being converted, then the Corporation shall also deliver to the holder of such certificate, or to the nominee or nominees of such holder, a new stock certificate evidencing Series A Preferred Stock not converted.

(ii) Mandatory Conversion. The Corporation shall give written notice to each holder of a share of Series A Preferred Stock not more than forty (40) nor less than ten (10) days before the anticipated effective date of a Conversion Event. Following the conversion of such shares, each holder of shares so converted may surrender the certificate therefor at the office of the Corporation or any transfer agent for the Series A Preferred Stock. Upon such surrender, the Corporation shall issue and deliver to each holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Any dividends or distributions unpaid but accrued at the time of conversion with respect to a share of Series A Preferred Stock so converted shall be payable, when declared, ratably to the holders of the Common Stock issued upon such conversion.

(c) Effective Date.

(i) Optional Conversion. The conversion of any shares of Series A Preferred Stock shall be deemed to have been made immediately prior to the close of business on the date that the shares to be converted are surrendered to the corporation or transfer agent together with the notice required by Section C.4(b)(i), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(ii) Mandatory Conversion. The conversion of shares of Series A Preferred Stock shall take place upon the occurrence of a Conversion Event, whether or not the certificates representing such shares of Series A Preferred Stock shall have been surrendered or new certificates representing the shares of Common Stock into which such shares have been converted shall have been issued.

(d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock without a comparable subdivision of the Series A Preferred Stock or combine the outstanding shares of Series A Preferred Stock without a comparable combination of the Common Stock, the Conversion Price in effect immediately before that subdivision or combination shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock without a comparable combination of the Series A Preferred Stock or effect a subdivision of the outstanding shares of Series A Preferred Stock without a comparable subdivision of the Common Stock, the Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Adjustment for Certain Stock Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of all holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock, registered for resale under an effective registration statement at the time such dividend is paid or such distribution is made, in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series A Preferred Stock (A) which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution, and (B) where the Common Stock into which such Series A Preferred Stock is convertible is registered for resale under an effective registration statement at the time such dividend is paid or such distribution is made.

(f) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of all holders of Common Stock of the Corporation entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section C.4(e) do not apply to such dividend or distribution, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of such capital stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

(g) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection C.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation, or sale or other transfer of all or substantially all of the assets of the Corporation, in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by subsections (d), (e) or (f) of this Section C.4), then, following any such reorganization, recapitalization, reclassification, consolidation, merger, or sale, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, merger, or sale, would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section C.4 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section C.4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock. The Corporation will not merge or consolidate with or into any other corporation, or sell or otherwise transfer its property, assets and business substantially as an entirety to another corporation, unless the corporation resulting from such merger or consolidation (if not the Corporation), or such transferee corporation, as the case may be, shall expressly assume in writing the due and punctual performance and observance of each and every covenant and condition of this Section C to be performed and observed by the Corporation.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section C.4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

(i) Notice of Record Date. In the event the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right or of any Liquidation Event, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such Liquidation Event is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such Liquidation Event, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice. Any notice required by the provisions hereof to be given to a holder of shares of Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation.

(j) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. If a single holder shall surrender more than one share of Series A Preferred Stock for conversion at the same time, the number of full shares of Common Stock issuable by the Corporation upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. In lieu of any fractional shares to which a holder would otherwise be entitled on conversion, such holder shall receive cash in an amount equal to the product of such fraction multiplied by the fair market value of one share of the Corporation’s Common Stock on the date of conversion, as determined in good faith by the Board of Directors of the Corporation.

(k) Reservation of Shares. The Corporation will take such corporate action as may be necessary from time to time so that all times it will have authorized, and reserved out of its authorized but unissued Common Stock for the sole purpose of issuance upon conversion of shares of Series A Preferred Stock, a sufficient number of shares of Common Stock to permit the conversion in full of all shares of Series A Preferred Stock then outstanding.

(l) Full Consideration. All shares of Common Stock which shall be issued upon the exercise of the Conversion Right of any Series A Preferred Stock will, upon issuance, be fully paid and non-assessable. The Corporation will pay such amounts and will take such other action as may be necessary from time to time so that all shares of Common Stock which shall be issued upon the exercise of the Conversion Right of any Series A Preferred Stock will, upon issuance and without cost to the recipient, be free from all preemptive rights, taxes, liens and charges with respect to the issue thereof.

(m) Conversion Limitation. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by a holder of Series A Preferred Stock upon any conversion of such holder’s shares of Series A Preferred Stock shall be limited to the extent necessary to insure that, following such conversion, the total number of shares of Common Stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with such holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which a holder of Series A Preferred Stock may receive or beneficially own in order to determine the amount of securities or other consideration that such holder may receive in the event of a merger or other business combination or reclassification involving the Company. This restriction may not be waived. Any terms or provisions of any right, option or warrant approved by the Board of Directors that restricts or limits the exercise of such instrument on the basis of beneficial ownership may be modified, waived or amended only with the consent of the holders of a majority of the common stock issued and outstanding or by a favorable vote of the holders of a majority of the common stock present and voting at a meeting at which such modification, waiver or amendment is duly presented.

5. No Voting Rights. Except as may be required by law, holders of Series A Preferred Stock shall have no voting rights and shall not be entitled to receive notice of any meeting or consent of Corporation stockholders.

D.	SERIES B PREFERRED STOCK.

7,000,000 shares of the authorized Preferred Stock of the Corporation have been previously designated “Series B Preferred Stock” (the “Series B Preferred Stock”). The rights, preferences, powers, privileges, restrictions, qualifications and limitations of the Series B Preferred Stock are as follows:

1. Rank. The Series B Preferred Stock shall, with respect to rights of liquidation, winding up and dissolution, rank senior to the Common Stock and any subsequent class or series of capital stock which by its terms rank junior to the Series B Preferred Stock, and junior to the Series A Preferred Stock and any subsequent class or series of capital stock which by its terms rank senior to the Series B Preferred Stock.

2. Dividends. In the event any dividend or other distribution payable in cash or other property is declared on the Common Stock, each holder of Series B Preferred Stock on the record date for such dividend or distribution shall be entitled to receive on the date of payment or distribution of such dividend or other distribution the same cash or other property which such holder would have received on such record date if such holder were the holder of record of the number (including any fraction) of shares of Common Stock into which the shares of Series B Preferred Stock then held by such holder are then convertible.

3. Participation Rights.

(a) The term “Series B Sale Event” shall mean the merger or consolidation of the Corporation with or into another corporation (except if the Corporation is the surviving entity) or other similar transaction or series of related transactions in which fifty percent (50%) or more of the voting power of the stockholders of the Corporation is sold, transferred or otherwise disposed, or all or substantially all of the assets of the Corporation are sold, transferred or otherwise disposed of, to any one or more entities in which the stockholders of the Corporation immediately prior to such transaction do not own a majority of the voting power of each such entity immediately following such transaction; provided that an event described above shall not be treated as a Series B Sale Event if a majority in interest of holders of the Series B Preferred Stock elect not to treat such event as a Series B Sale Event.

(b) The term “Series B Liquidation Event” shall mean any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that an event described above shall not be treated as a Series B Liquidation Event if a majority in interest of holders of the Series B Preferred Stock elect not to treat such event as a Series B Liquidation Event.

(c) Upon the occurrence of a Series B Sale Event or Series B Liquidation Event, before any distribution of assets shall be made to the holders of Common Stock or any other capital stock of the Corporation ranking junior to the Series B Preferred Stock with respect to liquidation, winding up and dissolution, the holder of each share of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (the “Series B Available Assets”) an amount equal to the Series B Original Issue Price plus all accrued but unpaid dividends due and payable on such share up to the date of distribution of the assets of the Corporation (the “Series B Liquidation Preference”). The Series B Original Issue Price is $1.00.

(d) After payment of the Series B Liquidation Preference resulting from a Series B Sale Event, the assets of the Corporation legally available for distribution (or the consideration received in such transaction), if any, shall be distributed to the holders of the Common Stock and any subsequent class or series of capital stock ranking junior to the Series B Preferred Stock, in accordance with the terms thereof.

(e) After payment of the Series B Liquidation Preference resulting from a Series B Liquidation Event, the assets of the Corporation legally available for distribution (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock, the Series A Preferred Shares, and the Series B Preferred Shares (with the Series A Preferred and Series B Preferred shareholders participating on a common equivalent basis), subject to the terms of any other class or series of capital stock ranking senior or pari passu to such capital stock.

(f) If, upon the occurrence of any Series B Sale Event or Series B Liquidation Event, the Series B Available Assets shall be insufficient to pay the holders of shares of Series B Preferred Stock the full Series B Liquidation Preference, the holders of shares of Series B Preferred Stock shall receive the entire remaining assets and funds of the Corporation legally available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The amount deemed distributed for purposes of determining the Series B Liquidation

Preference from the holders of shares of Series B Preferred Stock upon any such transaction deemed to be a Series B Liquidation Event shall be the cash or the value of the property rights or securities distributed to such holders by the acquiring person, firm or entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors.

(g) Written notice of the occurrence of a Series B Sale Event or Series B Liquidation Event, stating a payment date, the Series B Liquidation Preference and the place where said Series B Liquidation Preference shall be payable, shall be delivered in person or by nationally recognized overnight courier not less than seven calendar days prior to the payment date stated therein, to the holders of record of the Series B Preferred Stock, such notice to be addressed to each such holder at its address as shown in the records of the Corporation.

4. Conversion.

(a) Terms of Conversion.

(i) Optional Conversion. The holder of each share of Series B Preferred Stock shall have the right (the “Series B Conversion Right”), at such holder's option, to convert such share at any time, without cost and otherwise on the terms of this Section D.4, into the number of fully paid and non-assessable shares of Common Stock that results from dividing the Series B Conversion Price into the Series B Original Issue Price plus any accrued and unpaid dividends. The initial Series B Conversion Price is $1.00 for the Series B Preferred Stock, resulting in an initial conversion ratio of 1:1. The Series B Conversion Price of each share of Series B Preferred Stock shall be subject to adjustment from time to time as provided in this Section D.4.

(ii) Mandatory Conversion. Each share of Series B Preferred Stock shall be automatically converted, without cost, on the terms of this Section D.4, into the number of shares of Common Stock into which such share of Series B Preferred Stock would be convertible under Section D.4(a)(i) upon the first to occur of the following (each a “Series B Conversion Event”): (A) the holders of at least a majority of the outstanding shares of Series B Preferred Stock consent to such conversion; (B) all shares of outstanding Series A Preferred Stock have converted to Common Stock in accordance with the terms of the Series A Preferred Stock, (C) the Corporation shall have issued equity securities of the Corporation or any subsidiary for total, aggregate consideration of $15 million subsequent to December 16, 2005 (the “Series B Original Issue Date”), at a per share price equal to $0.75 or more (subject to adjustment to reflect any Common Stock splits, reverse splits or distributions of Common Stock payable to all holders of Common Stock) or (D) the Corporation's Common Stock trades or is quoted on an exchange or over the counter quotation service at a price per share equal to $0.75 or more (subject to adjustment to reflect any Common Stock splits, reverse splits or distributions of Common Stock payable to all holders of Common Stock) for twenty (20) consecutive trading days and such shares are traded at an average daily dollar volume of $200,000 (average share price times the average volume) during the same twenty (20) day trading period and the shares of Common Stock are registered for resale at the time of conversion under an effective registration statement.

(b) Mechanics of Conversion.

(i) Optional Conversion. A holder of any share of Series B Preferred Stock may exercise the Series B Conversion Right of such share by surrendering the certificate therefor, duly endorsed, at the office of the Corporation or of any transfer agent for Series B Preferred Stock, together with a written notice to the Corporation which shall state:

(A) that such holder elects to convert the same,

(B) the number of shares of Series B Preferred Stock being converted, and

(C) the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.

Thereupon the Corporation or its duly authorized transfer or other agent shall promptly issue and deliver to the holder of such shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. If the certificate evidencing Series B Preferred Stock being converted shall also evidence shares of Series B Preferred Stock not being converted, then the Corporation shall also deliver to the holder of such certificate, or to the nominee or nominees of such holder, a new stock certificate evidencing Series B Preferred Stock not converted.

(ii) Mandatory Conversion. The Corporation shall give written notice to each holder of a share of Series B Preferred Stock not more than forty (40) nor less than ten (10) days before the anticipated effective date of a Series B Conversion Event. Following the conversion of such shares, each holder of shares so converted may surrender the certificate therefor at the office of the Corporation or any transfer agent for the Series B Preferred Stock. Upon such surrender, the Corporation shall issue and deliver to each holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Any dividends or distributions unpaid but accrued at the time of conversion with respect to a share of Series B Preferred Stock so converted shall be payable, when declared, ratably to the holders of the Common Stock issued upon such conversion.

(c) Effective Date.

(i) Optional Conversion. The conversion of any shares of Series B Preferred Stock shall be deemed to have been made immediately prior to the close of business on the date that the shares to be converted are surrendered to the corporation or transfer agent together with the notice required by Section D.4(b)(i), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(ii) Mandatory Conversion. The conversion of shares of Series B Preferred Stock shall take place upon the occurrence of a Series B Conversion Event, whether or not the certificates representing such shares of Series B Preferred Stock shall have been surrendered or new certificates representing the shares of Common Stock into which such shares have been converted shall have been issued.

(d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series B Original Issue Date effect a subdivision of the outstanding Common Stock without a comparable subdivision of the Series B Preferred Stock or combine the outstanding shares of Series B Preferred Stock without a comparable combination of the Common Stock, the Conversion Price in effect immediately before that subdivision or combination shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series B Original Issue Date combine the outstanding shares of Common Stock without a comparable combination of the Series B Preferred Stock or effect a subdivision of the outstanding shares of Series B Preferred Stock without a comparable subdivision of the Common Stock, the Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Adjustment for Certain Stock Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of all holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock, registered for resale under an effective registration statement at the time such dividend is paid or such distribution is made, in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series B Preferred Stock (A) which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution, and (B) where the Common Stock into which such Series B Preferred Stock is convertible is registered for resale under an effective registration statement at the time such dividend is paid or such distribution is made.

(f) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section D.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation, or sale or other transfer of all or substantially all of the assets of the Corporation, in which the Common Stock (but not the Series B Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections (d) or (e) of this Section D.4), then, following any such reorganization, recapitalization, reclassification, consolidation, merger, or sale, each share of Series B Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, merger, or sale, would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section D.4 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in this Section D.4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock. The Corporation will not merge or consolidate with or into any other corporation, or sell or otherwise transfer its property, assets and business substantially as an entirety to another corporation, unless the corporation resulting from such merger or consolidation (if not the Corporation), or such transferee corporation, as the case may be, shall expressly assume in writing the due and punctual performance and observance of each and every covenant and condition of this Section D to be performed and observed by the Corporation.

(g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section D.4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series B Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series B Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series B Preferred Stock.

(h) Notice of Record Date. In the event the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right or of any Series B Liquidation Event, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series B Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such Series B Liquidation Event is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series B Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such Series B Liquidation Event, and the amount per share and character of such exchange applicable to the Series B Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice. Any notice required by the provisions hereof to be given to a holder of shares of Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation.

(i) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. If a single holder shall surrender more than one share of Series B Preferred Stock for conversion at the same time, the number of full shares of Common Stock issuable by the Corporation upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B

Preferred Stock so surrendered. In lieu of any fractional shares to which a holder would otherwise be entitled on conversion, such holder shall receive cash in an amount equal to the product of such fraction multiplied by the fair market value of one share of the Corporation’s Common Stock on the date of conversion, as determined in good faith by the Board of Directors of the Corporation.

(j) Reservation of Shares. The Corporation will take such corporate action as may be necessary from time to time so that all times it will have authorized, and reserved out of its authorized but unissued Common Stock for the sole purpose of issuance upon conversion of shares of Series B Preferred Stock, a sufficient number of shares of Common Stock to permit the conversion in full of all shares of Series B Preferred Stock then outstanding.

(k) Full Consideration. All shares of Common Stock which shall be issued upon the exercise of the Series B Conversion Right of any Series B Preferred Stock will, upon issuance, be fully paid and non-assessable. The Corporation will pay such amounts and will take such other action as may be necessary from time to time so that all shares of Common Stock which shall be issued upon the exercise of the Series B Conversion Right of any Series B Preferred Stock will, upon issuance and without cost to the recipient, be free from all preemptive rights, taxes, liens and charges with respect to the issue thereof.

5. No Voting Rights. Except as may be required by law, holders of Series B Preferred Stock shall have no voting rights and shall not be entitled to receive notice of any meeting or consent of Corporation stockholders.

E.	RESTRICTIVE LEGENDS.

Certificates and other instruments representing Preferred Stock or Common Stock shall, until registered under the 1933 Act and sold in accordance with an effective registration, or otherwise determined by the Corporation, bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such securities):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED, OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, OR (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT.”

FIFTH: Subject to any additional vote required by these Amended and Restated Articles of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by this Articles of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation, but in no event shall the number of directors be more than seven (7).

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Nevada is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

ELEVENTH: Subject to any additional vote required by these Amended and Restated Articles of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

4. The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 78.390 of the General Corporation Law.

5. That said Amended and Restated Articles of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Articles of Incorporation, has been duly adopted in accordance with Sections 78.390 and 78.403 of the General Corporation Law.

IN WITNESS WHEREOF, Celsia Technologies, Inc. has caused this Certificate to be signed this 25th day of May, 2007.

CELSIA TECHNOLOGIES, INC.

By:  /s/ Michael Karpheden

Name:  Michael Karpheden
Its:  Chief Financial Officer